Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-02683) of The Standard Register Company of our report dated April 30, 2013 relating to the consolidated financial statements of Workflow Holdings LLC, which appears in the Current Report on Form 8‑K/A of The Standard Register Company dated October 14, 2013.

/s/ PricewaterhouseCoopers LLP

Cincinnati, OH

October 14, 2013